SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12
ARGON ST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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ARGON ST, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 23, 2010
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Argon ST, Inc. will be held at the main office of Argon ST, Inc., 12701 Fair Lakes Circle, Fairfax, Virginia 22033, on Tuesday, February 23, 2010 at 10:00 a.m., local time, for the following purposes:
(a)	To elect eleven (11) members to the Board of Directors;

(b)	To ratify the selection by the Audit Committee of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010; and

(c)	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Only stockholders of record at the close of business on January 4, 2010 will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.
     THE BOARD OF DIRECTORS OF ARGON ST, INC. HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. WHETHER YOU INTEND TO ATTEND THE MEETING OR NOT, PLEASE READ THE ENCLOSED MATERIAL, AND SIGN, MARK, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ARE A STOCKHOLDER OF RECORD AND ARE PRESENT AT THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND CAST YOUR BALLOT IN PERSON AT THAT TIME IF YOU SO DESIRE.
By Order of the Board of Directors,

/s/ Sharon M. Owlett
Sharon M. Owlett
Secretary
Fairfax, Virginia
January 14, 2010
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
Held on February 23, 2010
This Proxy Statement and our Annual Report to Stockholders (including our Annual Report on Form 10-K)
are available on the Investor Relations section of our website at www.argonst.com under the Investor Relations tab at the top of the homepage. Scroll down to the link to SEC Filings and then the Search tab for Proxy Filings (for this Proxy) and the Search tab for Annual Filings
(for the Annual Report on Form 10-K).
Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

PROXY STATEMENT

Argon ST, Inc.
Executive Offices
12701 Fair Lakes Circle
Fairfax, VA 22033
ARGON ST, INC.
PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Directors”) of Argon ST, Inc. (“Argon ST” or the “Company”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) being held on Tuesday, February 23, 2010, at 10:00 a.m., local time, or at any adjournment thereof, for voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. This Proxy Statement and the accompanying proxy are first being made electronically available on or about January 14, 2009.
Who May Vote
     Only stockholders of record as of the close of business on January 4, 2010, will be entitled to vote at the Annual Meeting or any adjournment thereof. The Company had 21,832,506 shares of Common Stock, $.01 par value (the “Common Stock”), issued and outstanding on that date. Presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date is required for a quorum. Ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the Company’s principal office.
Voting Your Proxy
     Stockholders of record may vote in the following ways:
•	Access the electronic voting platform at https://www.proxyvote.com and follow the instructions provided online; or

•	Sign and date each proxy card received and returning each card using the prepaid envelope; or

•	Attend the Annual Meeting and vote by ballot.
     When electronic proxies are voted properly online or proxy cards are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholders. If no specific instructions are given, the shares will be voted FOR the election of the nominees for Director set forth herein, and FOR ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm. In addition, if other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.
     Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters presented for stockholder vote at the Annual Meeting. Under Proposal 1 (Election of Directors), there are 11 candidates standing for re-election as Directors at the Annual Meeting. To be elected, the candidate must receive the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting. Stockholder approval for Proposal 2 (Ratification of Independent Auditors) requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting.
     Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on any of the proposals described in this Proxy Statement to be brought before the Annual Meeting.

Revoking Your Proxy
     Stockholders who execute a proxy in the accompanying form may nevertheless revoke the proxy at any time before it is exercised by giving written notice to the Secretary of the Company prior to the Annual Meeting, by executing and delivering a later-dated proxy, or by voting in person at the Annual Meeting.
Solicitation of Proxies
     The expenses of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no additional compensation there for, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses and other nominees, custodians and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares held by them.
Householding of Proxies
     The Company is delivering this proxy statement electronically. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that this proxy statement and the Company’s Annual Report may have been sent to only one stockholder in your household. The Company will promptly deliver a separate copy of either document to any stockholder in your household if you call or write the Company at the following address or phone number: Argon ST, Inc., 12701 Fair Lakes Circle, Fairfax, Virginia 22033, Attention: Investor Relations, (703) 995-5610. If you want to receive separate copies of the Company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company using the above address and phone number.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     Common Stock is the only voting class of security of the Company. The following table sets forth certain information with respect to the beneficial ownership of shares of the Company’s Common Stock, as of January 4, 2010, by each person who is known by the Company to have been the beneficial owner of 5 percent or more of the shares of Common Stock outstanding on that date. Unless otherwise noted, each stockholder exercises sole voting and investment power with respect to the shares beneficially owned.
PRINCIPAL HOLDERS OF SECURITIES

	Number of	Percent of
Name and Address of Beneficial Owner	Shares(1)	Class(2)
Terry L. Collins	2,716,100	12.4%
12701 Fair Lakes Circle, Suite 800 Fairfax, Virginia 22033(3)
Victor F. Sellier	2,458,998	11.3%
12701 Fair Lakes Circle, Suite 800 Fairfax, Virginia 22033(4)
Thomas E. Murdock	2,359,500	10.8%
12701 Fair Lakes Circle, Suite 800 Fairfax, Virginia 22033(5)
Cardinal Capital Management, LLC	1,217,445	5.6%
One Greenwich Office Park Greenwich, Connecticut 06831

(1)	The column sets forth shares of Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the SEC.

(2)	Based upon 21,832,506 shares of Common Stock outstanding as of January 4, 2010.

(3)	Includes 791,700 shares held jointly by Dr. Collins and his wife.

(4)	Includes 222,230 shares held by a Trust over which Mr. Sellier has voting and investment power.

(5)	Includes 474,675 shares held by a Trust over which Mr. Murdock has sole voting and investment power.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS
     The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock by each person nominated for Director, by each of the Named Executive Officers in the Summary Compensation Table included in this Proxy Statement, and by all director nominees and Named Executive Officers as a group, as of January 4, 2010. Unless otherwise noted, each person exercises sole voting and investment power over the shares beneficially owned.

	Number of		Percent of
Name	Shares(1)		Class(2)
Terry L. Collins, Chairman & Chief Executive Officer	2,716,100	(3)	12.4%
Victor F. Sellier, Director	2,458,998	(4)	11.3%
Thomas E. Murdock, Director	2,359,500	(5)	10.8%
S. Kent Rockwell, Director	264,500		1.2%
David C. Karlgaard, Director	81,500		*
Peter A. Marino, Director	44,500		*
Robert McCashin, Director	43,700		*
John Irvin, Director	75,121		*
Maureen Baginski, Director	11,500		*
Lloyd A. Semple, Director	59,500		*
Delores M. Etter, Director	4,100		*
Kerry M. Rowe, President & Chief Operating Officer	66,211		*
Aaron N. Daniels, Vice President & Chief Financial Officer	42,991		*
All directors and executive officers as a group (13 persons)	8,228,221		37.7%

*	Designates less than 1 percent.

(1)	The column sets forth shares of Common Stock, which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the SEC, including shares of Common Stock that may be acquired upon exercise of stock options that were exercisable as of January 4, 2010, or within the next 60 days as follows: Dr. Collins, 2,400; Mr. Rockwell, 56,500; Mr. Irvin, 45,000; Mr. Semple, 45,000; Dr. Karlgaard, 30,000; Mr. Marino, 30,000; Mr. McCashin, 30,000; Mr. Rowe, 61,513; Mr. Daniels, 17,400.

(2)	Based on 21,832,506 shares of Common Stock outstanding as of January 4, 2010. For purposes of calculating the percentage of Common Stock beneficially owned by any person or group, the shares issuable to such person or group upon exercise of stock options that were exercisable as of January 4, 2010, or within the next 60 days, are considered outstanding.

(3)	Includes 791,700 shares held jointly by Dr. Collins and his wife.

(4)	Includes 222,230 shares held by a Trust over which Mr. Sellier has voting and investment power.

(5)	Includes 474,675 shares held by a Trust over which Mr. Murdock has sole voting and investing power.

PROPOSAL 1: ELECTION OF DIRECTORS
ELECTION OF DIRECTORS
     The Board of Directors is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers, and monitors their performance. Members of the Board are kept informed of the Company’s business by participating in Board and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.
     The number of Directors currently constituting the full Board of Directors is eleven (11) and there are currently eleven (11) Directors serving on the Board. At the Annual Meeting, eleven (11) Directors will be elected, each to hold office until the next annual meeting of stockholders or his or her earlier death or resignation or until his or her successor, if any, is elected or appointed. The individuals who have been nominated for election to the Board of Directors at the Annual Meeting are listed in the table below. Each of the nominees is a current Director of the Company.
     If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for the office of director at the time of the Annual Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board of Directors or (ii) for the balance of the nominees, leaving an additional vacancy. Alternatively, the size of the Board may be reduced accordingly by the Board. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a director.
     Majority Voting
     We have adopted a majority voting standard for election of Directors. Under our current By-Laws, in an uncontested election, to be elected as a Director, each nominee must receive the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting. A majority of the shares means that the number of shares voted “for” a Director must exceed 50% of the votes cast with respect to that Director. If a Director is not elected, the Director shall offer to tender his or her resignation to the Board, who will evaluate any such resignation in light of the best interests of the Company and its stockholders in determining whether to accept or reject the resignation. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the Company, the overall composition of the Board and whether accepting the tendered resignation would cause the Company to fail to meet any applicable rule or regulation. Plurality voting will still apply to contested elections.
     PROXIES SUBMITTED ON THE ACCOMPANYING PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW, UNLESS THE PROXY CARD IS MARKED OTHERWISE.

     The Board of Directors recommends a vote FOR the election of each of the nominees listed below.
NOMINEES

			Year First Elected or
			Appointed
Name	Age	Principal Occupation or Employment	Director*
Terry L. Collins	64	Chairman and Chief Executive Officer of the Company	2004
S. Kent Rockwell	65	Chairman, Rockwell Venture Capital, Inc.	1987
Victor F. Sellier	60	Former Executive Officer of the Company	2004
Thomas E. Murdock	67	Former Executive Officer of the Company	2004
David C. Karlgaard	63	Former Vice-Chairman of Nortel Government Solutions, Inc.	2004
Peter A. Marino	67	Consultant	2004
Robert McCashin	62	Former Chairman of Identix Incorporated	2004
John Irvin	55	President of Partners Financial	2000
Lloyd A. Semple	70	Dean and Professor of Law, Detroit Mercy School of Law	2003
Maureen Baginski	54	Vice President, Intelligent Services Serco North America	2006
Delores M. Etter	61	Professor, Electrical Engineering	2004 **

*	Reflects the year first elected or appointed to the Board of Directors of the Company or the Board of Directors of a predecessor of the Company.

**	Dr. Etter resigned from the Board in November 2005 due to her appointment as Assistant Secretary of the Navy, Development and Acquisition. Dr. Etter was reappointed to the Board in May 2008, after she left her government position.

CERTAIN INFORMATION REGARDING NOMINEES AND CURRENT EXECUTIVE OFFICERS
Terry L. Collins, Ph.D. Dr. Collins is the Chairman of the Board and Chief Executive Officer of the Company. Dr. Collins has been a Director of the Company since September 2004. Dr. Collins was one of the three original founders of Argon Engineering Associates, Inc., (Argon Engineering) in 1997. Dr. Collins served as Chairman of the Board and Chief Executive Officer of Argon Engineering from its inception until the merger with Sensytech in September 2004. From 1995 until 1997 he was the General Manager of the Falls Church division of Raytheon E-Systems. From 1989 until 1995 Dr. Collins was President of Engineering Research Associates, a wholly owned subsidiary of E-Systems Corporation. Dr. Collins served as the senior member of the engineering management team at Engineering Research Associates from 1979 until its acquisition by E-Systems Corporation in 1989.
S. Kent Rockwell. Mr. Rockwell has been a Director of the Company since 1987 and served as an executive officer of the Company and its predecessor, Sensytech, from 2000 to 2007. Mr. Rockwell is former Chairman of the Board, Chief Executive Officer, and President of Astrotech International Corporation, where he served from 1986 to 1997. Mr. Rockwell has served as Chairman of Rockwell Forest Products, Inc. since 1983, Appalachian Timber Services, Inc. since 1988, and Chairman and President of Rockwell Venture Capital, Inc. since 1983. Mr. Rockwell previously served on the board of Rockwell International, Inc. from 1973 to 1983.
Victor F. Sellier. Mr. Sellier has been a Director of the Company since September 2004. Mr. Sellier is the former Executive Vice President and Secretary of the Company. Mr. Sellier was one of the three original founders of Argon Engineering in 1997. Mr. Sellier served as Chief Financial Officer, Secretary, and Vice President of Argon Engineering from its inception until the merger with Sensytech in September 2004 and served as Chief Financial Officer and Treasurer of the Company from July 2005 to November 2007. From 1995 until 1997 Mr. Sellier was the Vice President and Assistant General Manger of the Falls Church division of Raytheon E-Systems. From 1989 until 1995 he was the Vice President and Assistant General Manager of Engineering Research Associates, a wholly-owned subsidiary of E-Systems Corporation. Mr. Sellier served as the senior financial and administrative manager of Engineering Research Associates from 1979 until its acquisition by E-Systems Corporation in 1989.
Thomas E. Murdock. Mr. Murdock has been a Director of the Company since September 2004 and served as an executive officer of the Company until his retirement in May 2007. Mr. Murdock was one of the three original founders of Argon Engineering in 1997. Mr. Murdock served as a Vice President of Argon Engineering and as a member of the board of directors from its inception until the merger with Sensytech in September 2004. From 1995 to 1997 Mr. Murdock was the Vice President of Electronic Systems of the Falls Church division of Raytheon E-Systems. Mr. Murdock joined Engineering Research Associates in 1987, after completing a 20 year career in the United States Navy, and served as Director of Electronic Systems from 1989 to 1995.
David C. Karlgaard, Ph.D. Dr. Karlgaard has been a Director of the Company since September 2004. Dr. Karlgaard served as the Vice-Chairman of the Board of Directors of Nortel Government Solutions, Inc., a wholly-owned subsidiary of Nortel Networks Limited from 2005 to 2007. In 1985, Dr. Karlgaard and his two partners founded PEC Solutions, which became a publicly held company in April 2000. In June 2005, Nortel Networks acquired PEC Solutions. He also serves on the Board of Directors of Freedom Bank of Virginia and Rising Edge Technologies, a start-up company focusing on storage solutions. Dr. Karlgaard serves as Chair of the National Advisory Council for the George Washington University School of Engineering and Applied Sciences.
Peter A. Marino. Mr. Marino has been a Director of the Company since September 2004 and currently serves as Lead Independent Director and as such serves as Chairman of the Independent Directors Committee. Mr. Marino has been a private consultant for government agencies and the defense and intelligence industry since 1999. From 1996 to 1999, he was the President and Chief Executive Officer of Firearms Training Systems, Inc., a publicly-held provider of software and hardware simulation training systems for military, law enforcement and security forces. From 1991 to 1996, Mr. Marino served as Senior Vice President of E-Systems Corporation, which was acquired by Raytheon in 1995. Mr. Marino previously served as President and Chief Operating Officer of Fairchild Industries and prior to such service was President and Chief Operating Officer of Lockheed Electronics Co., Inc. Previous to his service at Lockheed, he held various positions at the Central Intelligence Agency, including Director of the Office of Technical Services. Mr. Marino currently serves on several government advisory organizations, and is the

Chairman, National Geospatial Intelligence Agency Advisory Board, co-chairman of the Director of Central Intelligence’s Senior Advisory Group and a member of the Defense Science Board Task Force on Intelligence for Homeland Defense.
Robert McCashin. Mr. McCashin has been a Director of the Company since September 2004 and currently serves as Chairman of the Compensation/Stock Option Committee. Mr. McCashin was the Chairman of the Board of Identix Incorporated, a leading provider of multi-biometric security products, from January 2001 to February 2004. From October 2000 until the merger of Identix with Visionics Corporation in June 2002, Mr. McCashin also served as the Chief Executive Officer of Identix. Prior to joining Identix, Mr. McCashin held various executive positions at Electronic Data Systems Corporation (EDS), a leading global services company, which he joined in 1971. From 1997 to 1999, Mr. McCashin served as Chief Executive Officer and President of Centrobe, a wholly-owned subsidiary of EDS, and one of the world’s largest providers of enterprise customer management solutions. Prior to that time, Mr. McCashin held the position of Group Executive, Global Energy from 1995 to 1997, Group Executive, Southern Europe from 1992 to 1995, Group Executive, Federal Government Group from 1989 to 1992 and Division President, Federal Government Group from 1988 to 1989, each within EDS. Mr. McCashin began his career at EDS in systems engineering.
John Irvin, CPA. Mr. Irvin has been a Director of the Company since 2000 and currently serves as the Chairman of the Audit Committee. Mr. Irvin is President of PartnersFinancial, a leading national life insurance producer group owned by National Financial Partners Corp. (NFP), a publicly traded (NYSE) diversified financial services firm. With over thirty years of experience in the financial services industry, Mr. Irvin previously served as Chairman and CEO of Innovative Benefits Consulting, Inc. (IBC), a life insurance consulting firm and wholly-owned subsidiary of NFP. Mr. Irvin was formerly Partner and Co-Founder of Mid Atlantic Capital Group and president of Mid Atlantic Insurance Corporation, a wholly owned subsidiary. Before that, Mr. Irvin managed John Irvin & Company, a certified public accounting firm. Mr. Irvin began his career specializing in individual taxation, financial planning, estate planning and trust services while in the tax department of the international accounting firm of Arthur Andersen & Company. Mr. Irvin is a representative of the life insurance industry and a frequent speaker and consultant for public and private organizations. Mr. Irvin holds a bachelor’s degree from Lehigh University with an accounting major.
Lloyd A. Semple. Mr. Semple has been a Director of the Company since 2003 and currently serves as Chairman of the Corporate Governance and Nominating Committee. On June 30, 2004, he retired as a member of Dykema Gossett PLLC, a Detroit based law firm consisting of 410 lawyers. Mr. Semple served as the firm’s Chairman and Chief Executive Officer from 1995 to 2002, and previously he served on the firm’s executive committee and as the leader of the Corporate and Finance Practice Group. Mr. Semple had been with Dykema Gossett since 1964. In April 2009, Mr. Semple accepted an appointment as Dean and professor of law at University of Detroit Mercy School of Law where he has been a professor of law teaching courses on corporate governance and Director responsibilities since July 2004. Mr. Semple has served on boards of directors of several public and privately held companies, and from 1997 to 2002, served as the Chairman of the Board of the Detroit Medical Center Corporation, a seven hospital integrated health delivery system located in southeast Michigan.
Maureen Baginski. Ms. Baginski has been a Director of the Company since October 2006. Beginning in December 2009, Ms. Baginski is Vice President Intelligence Services and Senior National Security Advisor Serco, Inc. From October 2006 through October 2009, Ms. Baginski served as President National Security Sector Sparta, Inc. From 2003 to 2005 Ms. Baginski served as the FBI’s Executive Assistant Director for Intelligence where she was responsible for establishing and managing the FBI’s first-ever intelligence program, including technology acquisition and workforce development. From 1979 to 2005, Ms. Baginski served at the National Security Agency, where she held a variety of positions, including lead analyst for the Soviet Union, Executive Assistant to the Director, Chief Policy and Customer Support, Chief Office of the Director, Assistant Deputy Director for Technology, and SIGINT Director. Ms. Baginski is the Recipient of two Presidential Rank Awards, two Director of Central Intelligence National Achievement Medals, the Director of Military Intelligence’s Leadership Award, and National Security Association’s Exceptional Civilian Service Award. In addition, Ms. Baginski was the first-ever Recipient of NSA’s Outstanding Leadership Award, an award voted on and bestowed by the NSA workforce. Ms. Baginski holds a BA and MA in Slavic Languages and Linguistics from the University of Albany. In December 2005, Ms. Baginski received an honorary Doctorate of Humane Letters from the University of Albany for her service to the nation.

Delores M. Etter, Ph.D. Dr. Etter has been a Director of the Company since May 2008. Dr. Etter served as a Director of the Company from September 2004 until November 2005, and was reappointed to the Board in May 2008. Dr. Etter has been a member of the electrical engineering faculty for Southern Methodist University in Dallas Texas since June 2008. From November 2005 to November 2007, Dr. Etter served as the Assistant Secretary of the U.S. Navy for Research, Development and Acquisition. Dr. Etter was a member of the Electrical Engineering faculty at the United States Naval Academy, as the first recipient of the Office of Naval Research Distinguished Chair in Science and Technology, from 2001 to November 2005, and again from November 2007 to June 2008, after leaving her government position. From June 1998 through July 2001, Dr. Etter served as the Deputy Under Secretary of Defense for Science and Technology. From 1990 to 1998, Dr. Etter was a Professor of Electrical and Computer Engineering at the University of Colorado, Boulder. During 1979 to 1989, Dr. Etter was a faculty member in the Department of Electrical and Computer Engineering at the University of New Mexico. Dr. Etter is a member of the National Academy of Engineering, and a former member of the National Science Board and the Defense Science Board. She is a Fellow of the Institute of Electrical and Electronic Engineers (IEEE), the American Association for the Advancement of Science (AAAS), and the American Society for Engineering Education (ASEE). She is also a member of the Board of Directors for the LORD Corporation and two not-for-profit organizations: the Charles Stark Draper Laboratory, Inc., and Analytical Services, Inc.
The Board of Directors has determined that all of the members of the Board are “independent directors” as defined in NASDAQ Marketplace Rule 5605(a)(2), except Dr. Collins, Mr. Sellier, Mr. Murdock and Mr. Rockwell. The Board has adopted a code of ethics applicable to all directors, officers and employees of the Company. A copy of the code is posted on the Company’s website, www.argonst.com, under Investor Relations/Governance.
Other Executive Officers
Kerry M. Rowe. Mr. Rowe is the President and Chief Operating Officer of the Company. Mr. Rowe joined Argon Engineering in 2000 and prior to the merger with Sensytech served as Vice President of Argon Engineering’s C4ISR division, responsible for airborne and subsurface tactical communications intelligence programs. Mr. Rowe was promoted to the position of Executive Vice President and Chief Operating Officer in August 2006 and then President and Chief Operating Officer of Argon ST in January 2009. Mr. Rowe joined E-Systems Corporation in 1984 and progressed to the position of Vice President for Remote Systems in the successor organization, Raytheon C3I (Falls Church). In this capacity, he was responsible for acquisition and management of Raytheon’s programs developing the technology for the ground elements and payloads for manned and unmanned platforms.
Aaron N. Daniels. Mr. Daniels is the Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Daniels served as the Company’s Chief Accounting Officer from August 2006 to November 2007. He became the Chief Financial Officer of the Company in November 2007. From 2000 to 2006, Mr. Daniels held various senior finance positions at Inphonic, Inc. including Senior Vice President and Corporate Treasurer. Prior to Inphonic, he held progressively more senior financial management roles with large public companies in the Washington, D.C. metropolitan area, as well as serving two years with PricewaterhouseCoopers. Mr. Daniels is a Certified Public Accountant.
COMMITTEES OF THE BOARD OF DIRECTORS
Committees and Meetings
     The Board of Directors has an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation/Stock Option Committee and an Independent Directors Committee. During the last fiscal year, the Board of Directors of the Company met six times. The Audit Committee met four times, the Corporate Governance and Nominating Committee met three times, the Compensation/Stock Option Committee met six times and the Independent Directors Committee met twice. In the last fiscal year, all of the Directors attended 75 percent or more of the aggregate number of meetings of the Board and committees on which he or she served.
     The Board has a policy that all directors should attend the annual meeting of stockholders, unless there are extenuating circumstances. All but one of the directors of the Company serving at that time attended the 2009 annual meeting of stockholders.

Audit Committee
     The members of the Audit Committee are Messrs. Irvin and McCashin and Dr. Karlgaard. Each of the members of the Audit Committee is deemed to be independent under NASDAQ Marketplace Rule 5605(a)(2). The Board of Directors has determined that Mr. Irvin qualifies as an audit committee financial expert, as that term is defined in Item 407(d) of Regulation S-K of the Securities Act of 1933, and that he is independent as defined in NASDAQ Marketplace Rule 5605(a)(2). The Board of Directors has adopted a written Audit Committee charter. A copy of the Audit Committee charter is posted on the Company’s website, www.argonst.com.
     The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm for each fiscal year. The Audit Committee reviews with the independent registered public accounting firm the scope and results of the audit engagement; after discussion with management and the independent registered public accounting firm, recommends to the Board of Directors to include the audited financial statements in the Annual Report; and reviews any non-audit services to be performed by the independent registered public accounting firm. The Audit Committee also examines the scope and results of the Company’s procedures, the adequacy of its system of internal accounting and financial controls, and evaluates the independence of the independent registered public accounting firm and their fees for services. The Audit Committee is able to hire independent counsel and other advisors, if it deems it necessary. The Audit Committee also has the responsibility to establish procedures, and has established procedures, for complaints from employees of the Company regarding accounting, internal accounting controls or auditing.
     The Audit Committee has adopted policies governing its pre-approval of all audit services to be provided by the independent registered public accounting firm. The committee has also adopted policies governing its pre-approval of all permitted non-audit services, if any, to be provided by the independent registered public accounting firm. Under these policies, the Company cannot hire an independent registered public accounting firm to provide any audit or non-audit services to the Company without the prior approval of the Audit Committee. In each instance the committee policies and procedures require it to review the proposed service as to scope and reasonableness, the cost thereof, and whether performance of the service would adversely affect the independent registered public accounting firm’s independence.
     Finally, the Audit Committee reviews and approves on an ongoing basis all related party transactions which would need to be disclosed in this proxy statement under the rules set forth by the Securities and Exchange Commission (SEC) for potential conflict of interest situations.
Compensation/Stock Option Committee
     The members of the Compensation/Stock Option Committee are Messrs. Marino, McCashin, and Semple, and Ms. Baginski and Dr. Etter. Each of the members of the committee is independent as defined in NASDAQ Marketplace Rule 5605(a)(2). The Compensation/Stock Option Committee is responsible for reviewing the performance of, and deciding salaries and other compensation arrangements for, the Named Executive Officers of the Company, as well as reviewing bonus, pension and other compensation plans prepared by management for consideration by the Board, and performing such other functions as may be delegated to it under the provisions of any bonus, equity incentive, pension or other compensation plan adopted by the Company. A copy of the committee’s charter is available on the Company’s website at www.argonst.com.
Corporate Governance and Nominating Committee
     The Corporate Governance and Nominating Committee members are Messrs. Marino, McCashin and Semple, and Ms. Baginski and Dr. Etter, all of whom are considered independent under the rules of NASDAQ. Among other matters, the committee reviews and recommends to Board potential director candidates and considers stockholders’ suggestions for Director nominees. A copy of the committee’s charter is available on the Company’s website at www.argonst.com.
Independent Directors Committee
     The Independent Directors Committee members are the Lead Independent Director, currently Mr. Marino, and those members of the Board who are both (i) independent under the rules of NASDAQ and (ii) chair of a committee of the Board, other than the Independent Directors Committee. The current members therefore are Messrs. Marino, Irvin, McCashin and Semple. Mr. Marino is Chairman of the Independent Directors Committee. The Independent Directors Committee meets from time to time as requested by the Chair to advise the Lead Independent Director on the discharge of his or her duties and to address any issues presented by the Lead Independent Director. A copy of the committee’s charter is available on the Company’s website at www.argonst.com.
Stockholder Nominations
     It is the policy of the Corporate Governance and Nominating Committee to consider potential director candidates submitted by stockholders. Director candidates suggested by stockholders will be evaluated as would suggestions for director nominees made by management or then-current directors. In general, the Corporate Governance and Nominating Committee looks for candidates for director nominees whom it feels can work well with the existing directors and make a significant contribution to the success of the Company.
     Stockholders suggesting director nominees should send information about the proposed nominee to the Chairman of the Corporate Governance and Nominating Committee at the Company’s address included on the first page of this Proxy Statement. This information should include a signed statement by the proposed nominee that he or she is willing to serve as a director of the Company and any information that the stockholder feels will fully inform the Board about the proposed nominee and his or her qualifications. The committee may request further information from the proposed nominee. Persons nominating individuals for the Board should strongly consider whether the candidate is independent under the applicable NASDAQ rules, as the Company is required under those rules to have a majority of independent directors on the Board, and certain committees must be comprised solely of independent directors. Further, because of the nature of the Company’s business, proposed nominees may be required to obtain appropriate security clearances from the federal government before they can be formally nominated. Under federal securities law and the NASDAQ rules, some of the directors must have certain levels of expertise in understanding financial statements and reports. Finally, from time to time, the Board may determine that it needs a Director with a particular expertise and will actively recruit such a director candidate. When, if ever, this may occur, and what expertise the Board may feel it needs a director candidate to have in the future, cannot be determined at this time.
     The committee considers potential director nominees who are recommended by management, by then-serving directors or by others whose judgment the committee respects. The process for evaluating these recommendations is the same as described above for nominees submitted by stockholders.
AUDIT COMMITTEE REPORT
     The Audit Committee has reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for its 2009 fiscal year with management. It has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (SAS) 61, as it has been modified or supplemented. The committee has received the written disclosure and the letter from the independent registered public accountants pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon the review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which Annual Report has been filed with the Securities and Exchange Commission.
Audit Committee
John Irvin, Chairman
David C. Karlgaard
Robert McCashin

COMPENSATION OF DIRECTORS
     During fiscal 2009, non-employee Directors, other than the Chairmen of the Audit Committee, the Compensation/Stock Option Committee and the Corporate Governance and Nominating Committee, received a cash retainer of $9,000 per quarter. The Chairman of the Audit Committee received $10,250 per quarter and the Chairmen of the Compensation/Stock Option Committee and the Corporate Governance and Nominating Committee received $10,000 per quarter. Additionally, the Lead Independent Director received $2,500 per quarter. In addition, each non-employee Director received $1,000 for each Board meeting attended and $1,500 for each committee meeting attended on any day other than the day of a Board meeting. An additional $500 was paid to the Chairman of each committee for each committee meeting attended on any day other than the day of a Board meeting. As provided in the Company’s bylaws and Delaware law, attendance at meetings via teleconference is recognized as in-person attendance.
     On December 9, 2008, each non-employee Director, other than Mr. Sellier, received a grant of 4,000 restricted stock units of Common Stock. The stock awards vested on December 9, 2009. On December 14, 2009, each non-employee Director received a grant of 4,000 restricted stock units of common stock, which will vest on December 14, 2010.
     The following table sets forth information regarding the compensation of the non-employee directors during fiscal 2009. Directors who are also employees of the Company are not separately compensated for their service as directors.

	Fees
	Earned or	Stock
	Paid in	Awards(1)	Options
Non-employee Director(2)	Cash($)	($)	Awards ($)	Total($)
Maureen Baginski	$49,000	$73,680	—	$122,680
Delores M. Etter	$52,000	$73,680	—	$125,680
John Irvin	$56,000	$73,680	—	$129,680
David C. Karlgaard	$49,000	$73,680	—	$122,680
Peter A. Marino	$67,250	$73,680	—	$140,930
Robert McCashin	$63,500	$73,680	—	$137,180
Thomas E. Murdock	$42,000	$73,680	—	$115,680
S. Kent Rockwell	$41,000	$73,680	—	$114,680
Victor F. Sellier(3)	$31,000	$—	—	$31,000
Lloyd A. Semple	$58,000	$73,680	—	$131,680

(1)	The amounts in these columns represent the expense recognized in connection with unvested awards for the fiscal year ended September 30, 2009 and in prior years in accordance with Accounting Standards Codification (ASC) Section 718, Compensation — Stock Compensation. Assumptions used in the calculation of these expenses are described in Note 1 to our audited financial statements for the fiscal year ended September 30, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 4, 2009. Unlike the amounts reflected in the audited financial statements, these amounts do not reflect an estimated forfeiture rate of such awards as it is assumed that the employee will remain with the Company for the duration of the vesting period of the award. Each of the non-employee Directors, other than Mr. Sellier, received a grant of 4,000 restricted stock units on December 9, 2008 each with a grant date fair value of $18.42, based on the closing price of Company Common Stock on the date of grant.

(2)	As of September 30, 2009, all non-employee Directors, with the exception of Mr. Sellier, held 4,000 restricted stock units. Mr. Sellier held no restricted stock units as of September 30, 2009.

(3)	Effective January 11, 2009, Victor F. Sellier retired from his position as Executive Vice President of Argon ST, but remains on the Board of Directors as a non-employee Director.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary Overview
     This section discusses the principles underlying our executive compensation policies and decisions, as well as the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which total compensation is awarded to and earned by our Named Executive Officers (as defined in the Summary Compensation Tables below), and places in perspective the data presented in the tables and narrative that follow.
Executive Compensation Philosophy and Goals
     The Company’s executive compensation programs are intended to attract, retain, motivate and reward executive leadership of a caliber and level of experience necessary to achieve the overall business objectives of the Company.
     Argon ST strives to align its executive compensation with the Company’s business strategy and management initiatives. In fiscal year 2009, Argon ST’s primary business objective was to grow the business as a leading provider of state-of-the-art C5ISR systems and services across a full range of defense and intelligence platforms. In 2009, Argon ST achieved a 7.4 percent increase in revenue and 13.4 percent growth in operating income over fiscal year 2008 and a 13.4 percent increase in total earnings before interest, taxes, depreciation and amortization (EBITDA). Argon ST also accomplished record quarterly bookings of $105.0 million in the fourth fiscal quarter.
     Argon ST’s executive compensation program is designed to be an integrated, performance-oriented compensation program that balances short and long-term objectives to enhance stockholder value, and that places the total compensation of Company executives within an industry-competitive range of total compensation, based on the magnitude of business operations, strategic accomplishments and the Company’s performance.
Governance of the Process
     The Compensation/Stock Option Committee of the Board maintains both a strategic and oversight role in the area of executive compensation. The Compensation/Stock Option Committee directly approves compensation for the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), the Chief Operating Officer (COO) and other Named Executive Officers, while at the same time steering the development of new executive compensation programs and initiatives. The Compensation/Stock Option Committee also has oversight authority for the Company’s equity incentive programs as well as an advisory role in compensation issues that affect other members of the broader senior leadership team.
External Competitiveness
     The Company’s executive compensation package is reviewed annually to ensure that the package is competitive on a national and local basis as well as among peers in the marketplace with whom the Company competes for key technical and executive talent. This internally performed analysis employs (1) national and local surveys produced by compensation consultants such as Radford (an AON Consulting Company), Salary.com, as well as other nationally-recognized survey tools and (2) comparative research targeted towards individual peer companies. Companies that operate in the same or similar market segments and, where possible, are comparable in terms of revenues, number of employees, and market capitalization, or that bear other operational similarities, are selected to represent the peer group. Because the industry in which Argon competes is fairly narrow, comparative data analysis is by definition more tailored and less complex than may be the case in less specialized and more commercial industries. Argon ST used the following companies for its peer group analyses:
•	SI International, Inc.

•	Herley Industries Inc.

•	LMI Aerospace Inc.

•	Stanley, Inc

•	SRA International Inc.

•	Applied Signal Technology Inc.

•	Innovative Solutions and Support Inc.

•	American Science and Engineering Inc.

•	Ladish Company Inc

•	Cubic Corporation.

Executive Compensation Package Components
     Argon ST seeks to offer a comprehensive and straightforward compensation package that includes a mix of compensation vehicles that are linked to the achievement of Argon ST’s compensation philosophy:
•	Base salary;

•	Short-term cash-based incentives;

•	Long-term equity-based incentives;

•	Health, welfare and retirement benefits program.
Base Salary
     Base salary represents that part of an executive’s compensation that is not “at-risk” (i.e., the amount of compensation is not subject to the attainment of certain individual or performance goals.) Base salary is set based upon external factors, including overall survey and peer group analysis, and individual factors, including role, scope of responsibility, technical/leadership skill sets, historical performance (including specific individual leadership accomplishments) and the role or individual’s perceived value in the success of the organization. In general, the 50th percentile of surveyed compensation is targeted as a foundation for base salary recommendations and then adjusted for other factors detailed above to formulate the final recommendation.
     Base salaries for the executive team are reviewed annually in the December time frame after the results from the previous fiscal year have been evaluated. The CEO’s salary is under the sole purview of the Compensation/Stock Option Committee. The salaries of the other Named Executive Officers are recommended by the CEO based upon his assessment of the factors detailed above. In December 2008 recommendations were made to increase base pay for Dr. Collins, Mr. Rowe and Mr. Daniels by 6 percent, 4.7 percent and 3.9 percent, respectively, based upon their market position and projected short-term and long-term incentive opportunities. In January 2009, Mr. Rowe received an additional 4 percent increase commensurate with his promotion to President. In December 2009, the base salaries for Dr. Collins, Mr. Rowe and Mr. Daniels were held at the same level as that in 2008. That decision was made based upon three criteria: the current economic climate; overall fiscal year 2009 company performance; and the assessment that the 2008 base salary position remained sufficiently competitive to market for 2009. All salaries for the group of Named Executive Officers are decided by the Compensation Committee and presented to the Board of Directors.
     Named Executive Officer Base Salaries

	Base Salary ($)
Name	Fiscal Year 2008	Fiscal Year 2009	Increase
Terry L. Collins	$474,032	$502,258	6.0%
Kerry M. Rowe	$381,576	$414,856	8.7%
Aaron N. Daniels	$316,264	$328,652	3.9%
Victor F. Sellier	$360,048	$360,048	0.0%

*	Base salaries shown were effective in December of each respective fiscal year. Increase criteria are described above. Base salaries represent amounts that would be paid assuming employment occurred for the entire fiscal year. Victor F. Sellier was paid a pro rata portion of his salary for his employment from October 1, 2008 through his retirement on January 11, 2009.

Short-term Incentives
     The Company’s short-term cash incentive program rests on the belief that a significant component of executive compensation should be tied to corporate performance. On an annual basis, executives are eligible to receive additional compensation as a percentage of their overall total compensation, in the form of a lump-sum cash “bonus” payment. Annual bonus awards take into account the financial and operational performance of the business. This company performance element is weighted heavily, but not solely, on growth in earnings per share and growth in bookings as measured in bookings over a three-year period. Approximately 50 percent of the award amount is based on Company performance during the most recent completed fiscal year with 25 percent for each of the previous two fiscal years. The target goal for the annual bonus is 100 percent of the executive’s base pay, which could potentially move the executive’s total cash compensation position to approximately the 75th percentile range of surveyed compensation, dependent upon the extent to which performance and the achievement of company objectives are met or exceeded. The Named Executive Officers’ payments are determined by the Compensation/Stock Option Committee, upon recommendation by the CEO, based on the Company performance criteria described above, with an added element of individual performance, with emphasis on standards of ethical business conduct, leadership competencies, and people-related initiatives. In fiscal year 2009, the Company’s financial results reflected solid operating performance with better cost control, enabling bonus accruals in indirect rates. Improved operating margins resulting in healthy growth to record levels of operating income, EPS, net income, and adjusted EBITDA, and an ending fiscal year 2009 cash position in excess of $43 million, indicated that bonus awards to executive staff were appropriate. However, lower than planned revenue and bookings affected the dollar amount of bonuses granted, which were significantly below eligible levels.
     Named Executive Officer Short-term Incentive Payments
(Last Three Fiscal Years)*

Name	Fiscal Year	Bonus ($)
Terry L. Collins	2009	$65,000
	2008	—
	2007	$27,000

Kerry M. Rowe	2009	$62,000
	2008	—
	2007	$123,000

Aaron N. Daniels	2009	$70,000
	2008	—

Victor F. Sellier	2009	—
	2008	—
	2007	$85,000

*	Bonuses represent the amounts paid in December following the fiscal year for which performance is assessed.
Long-term Incentives
     The Company recognizes the importance of providing incentives to executives in a manner that ties performance to the appreciation of stockholder value. The goal is to provide a program that uses equity as a retention and attraction tool as well as to encourage behavior that leads to Company success and growth in stockholder value. Some of the members of the current executive team have significant equity positions in the Company that resulted from their roles as Company co-founders or early members of the Company’s executive team. It is believed that these positions sufficiently align the interests of those executives with those of the stockholders.
     Argon ST’s 2008 Equity Incentive Plan (the “2008 Plan”) was put in place as a program not based entirely on broad-based grants of stock options (primarily in the form of Incentive Stock Options), but a more flexible program that provides targeted, cost-effective grants of a variety of equity instruments, including options, restricted stock and stock appreciation rights (both cash- and stock-settled) and ties equity grants more closely to performance results. The adoption of the 2008 Plan also provides for the capability to grant performance-based equity instruments in addition to the traditional time-based instruments provided under in the Company’s 2002 Stock Incentive Plan (the “2002 Plan.”)
     Stock options have historically been awarded as Incentive Stock Options (where permissible) that vest on a 5-year schedule (20 percent per year from the date of grant) and expire ten years after grant. All grants of options and restricted stock to Named Executive Officers are approved by the Compensation/Stock Option Committee in advance of the date of grant. Direct equity grants to Named Executive Officers are issued on the date awarded, unless they are awarded during a Company-imposed trading blackout, in which case they are issued only after the blackout period has ended. Options have historically been granted at least annually on a broad basis and periodically over the course of each fiscal year to new hires or upon promotion to a key senior leadership position. In fiscal 2009, restricted stock was granted on a broad basis in lieu of options in part because of accounting regulations affecting reimbursement of costs for government contractors and in part because restricted stock was viewed by management as a more effective tool in retention of sought-after employees. Grants in fiscal 2009 to senior executives (including the Named Executive Officers) were under the 2009 Plan and included both Incentive Stock Options (ISOs) and Restricted Stock Units.
     In December 2009, Dr. Collins, Mr. Rowe and Mr. Daniels each received a grant of 10,000 Stock Options. In December 2009, Mr. Collins and Mr. Rowe both received 10,000 Restricted Stock Units and Mr. Daniels received 8,000 Restricted Stock Units. Both the Stock Options and Restricted Stock Units will vest over a 5-year period in equal 20 percent increments annually beginning on the first anniversary of the grant date.
     The expectation for future equity-based grants is that they will continue to be a combination of restricted stock and incentive stock options, vesting over a 5-year period in a manner similar to the Company’s 401(k) vesting schedule (i.e., 25 percent two years after grant, 50 percent after three years, 75 percent after four years and 100 percent after five years). However, from time to time, the Company may award equity grants with different vesting schedules. The Compensation/Stock Option Committee believes that the combination of restricted stock and incentive stock options will serve to provide vehicles that effectively tie an executive’s financial rewards to the interests of the stockholders. In addition, restricted stock grants will allow executives to more immediately increase their direct equity holding in the Company.
Stock Ownership Policy
     The Compensation/Stock Option Committee of the Board of Directors has determined that in order to further align the long-term interests of the Company’s stockholders, directors and senior management personnel, such directors and senior management personnel should maintain a minimum threshold of ownership in the common stock of the Company. This policy was effective October 1, 2009. The policy requires the positions described below to have ownership of the Company’s common stock in the minimum amounts stated, as follows:

Member, Board of Directors	3 times annualized quarterly retainer; chair and committee fees excluded
Chief Executive Officer	6 times annualized base compensation
President	5 times annualized base compensation
Chief Operating Officer	3 times annualized base compensation
Chief Financial Officer	3 times annualized base compensation
Senior Vice President	1.5 times annualized base compensation
Vice President	1 times annualized base compensation
     Each individual has five years to comply with the ownership requirement starting from the date of election, promotion or hire to the position described above.
     In determining the structure of our executive compensation program and the levels of incentive opportunities, the Compensation/Stock Option Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to protect shareholder returns. While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. We believe that the combination of compensation elements in the program provides officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of the Company. Furthermore, our Chief Executive Officer holds a significant equity stake in the Company, which mitigates excessive risk-taking at the expense of building long-term stockholder value.
Health, Welfare and Retirement Benefits
     Members of the executive team receive the identical health, welfare and retirement benefits package offered to all employees of the Company. In 2009, the benefit package included comprehensive medical, dental, life and disability coverage as well as a variety of other fringe programs such as paid time off, educational assistance, adoption assistance, a health reimbursement account and a dependent care flexible spending account.
     Executives participate in the Argon ST, Inc. 401(k) and Profit Sharing Plan, which provides the opportunity for employees to save for retirement and other long-term goals with pre-tax dollars. The 401(k) Plan also includes a Roth 401(k) component. The program features a matching contribution of $1 for every $1 contributed up to 6 percent of eligible compensation as well as a non-elective safe harbor contribution of 3 percent of eligible compensation made on a bi-weekly basis to all eligible employees regardless of participation in the employee deferral component of the 401(k) Plan. The 401(k) Plan also features a discretionary profit sharing component. However, the Company has chosen not to make a contribution under this component for the last four plan years.
     Executives are also eligible to participate in Argon ST’s Employee Stock Purchase Plan (the “ESPP.”) The ESPP provides for the bi-annual purchase of Company Common Stock at 95 percent of the closing price of the Common Stock on the last day of the six-month purchase period. All named Executive Officers elected not to participate in this plan during fiscal year 2009.
     The Company does not offer separate executive perquisites such as car allowances, executive flex accounts or club memberships.
Severance and Change-in-Control Arrangements
     On January 19, 2009 Dr. Collins, Mr. Rowe and Mr. Daniels executed change-in-control agreements that were approved by the Compensation/Stock Option Committee. In general, the agreements provide for a payout of two years’ then-current annual salary and continuation of benefits for 18 months if, within 24 months after a “Change of Control,” as defined in the agreements, the executive either is discharged or resigns for good reason, as defined in the agreements. Messrs. Rowe and Daniels also have severance agreements stating that, if they are terminated by the Company for reasons other than cause, they will be paid one year’s annualized salary and one year of COBRA, should they elect COBRA.
Change-in-Control Effects of Stock Plans
     The Company’s 2002 Stock Incentive Plan contains an automatic vesting provision in the event of a change in control and provides that in the event of a “change in control,” (a) all outstanding stock options will become fully vested and exercisable, (b) all stock awards will become fully vested, and (c) performance units may be paid out in such manner and amounts as determined by the Compensation/Stock Option Committee.
     The 2008 Plan does not include an automatic vesting provision in the event of a change in control, except with respect to non-employee director awards. However, the 2008 Plan does allow the designated Board administrative committee (the Compensation/Stock Option Committee) to include acceleration provisions in award agreements, and also allows the committee to amend any previous awards. In accordance with the 2008 Plan, the Compensation/Stock Option Committee has voted to include in each grant agreement for fiscal year 2008 and fiscal year 2009 a provision that would fully accelerate vesting upon a change of control. The Committee believes the acceleration of equity awards in the event of a change in control is appropriate because an employee may not otherwise have the opportunity to earn the award over its entire term and participate in the value created upon the change in control. The Committee further determined that it would address the matter at the beginning of each fiscal year, for grants in that fiscal year; and the Committee retains the flexibility to decide differently for specific grant actions.

Tax and Regulatory Impacts
     In designing its executive compensation programs, the Company endeavors to maintain the highest level of compliance with rules enacted by federal, state and local authorities governing such issues. Three specific areas of regulation impacted or that could impact the structure of Argon ST’s executive compensation programs include:
•	Section 162(m) of the Internal Revenue Code, which generally limits to $1,000,000 the amount of compensation paid to any one of its five highest-paid executives that may be deducted by a Company in any one year. The Company endeavors to fully review all programs within the context of Section 162(m), but, at this time, has no policy against establishing programs that could lead to executive compensation in excess of the deductibility limits;

•	Section 409A of the Internal Revenue Code, which is a sweeping regulatory reform covering deferred compensation. The Company is committed to ensuring that new programs will be designed to comply with 409A and that existing programs will continue to be periodically reviewed for compliance; and

•	ASC Section 718, Compensation — Stock Compensation in determining the expense of equity awards and the associated financial impacts. ASC 718 considerations are evaluated when designing and implementing executive compensation and other equity programs.
COMPENSATION/STOCK OPTION COMMITTEE REPORT
     The Compensation/Stock Option Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Argon ST’s Annual Report on Form 10-K for the year ended September 30, 2009.
Compensation/Stock Option Committee
Robert McCashin, Chairman
Maureen Baginski
Delores M. Etter
Peter A. Marino
Lloyd A. Semple
COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Compensation/Stock Option Committee are Messrs. Marino, McCashin and Semple, Ms. Baginski and Dr. Etter. None of the members of the Compensation/Stock Option Committee during fiscal 2009 was, during such fiscal year or prior thereto, an officer or employee of the Company or any of its subsidiaries. During fiscal 2009, no executive officer of the Company served as a Director or member of the compensation committee (or other board committee performing similar functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a Director or member of the Compensation/Stock Option Committee of the Company.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
     The following table sets forth the annual compensation for fiscal years 2007, 2008 and 2009 for the Company’s Chief Executive Officer and Chief Financial Officer, and for the Company’s other executive officers serving in fiscal year 2009 (collectively, the “Named Executive Officers”), based upon compensation received by all members of the executive officer group during their respective tenures.

	Fiscal			Stock	Option Awards	All Other Comp.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Awards ($)(2)	($)(2)	($)(3)	Total($)
Terry L. Collins	2009	$495,768	$65,000	$29,859	$11,841	$21,294	$623,762
Chairman and Chief Executive Officer	2008	$473,722	—	—	—	$24,794	$498,516
	2007	$427,792	$27,000	—	—	$23,424	$478,216

Kerry M. Rowe	2009	$404,972	$62,000	$95,944	$53,525	$18,246	$634,687
President and Chief Operating Officer	2008	$382,034	—	$44,335	$46,635	$22,078	$495,082
	2007	$348,517	$123,000	—	$40,172	$21,075	$532,764

Aaron N. Daniels	2009	$330,402	$70,000	$177,733	$57,535	$16,137	$651,807
Vice President, Chief Financial Officer	2008	$305,765	—	$142,505	$44,896	$18,497	$511,663
	2007	$230,048	$100,000	$14,206	$44,733	$14,626	$403,613

Victor F. Sellier (4)	2009	$134,248	—	—	—	$5,434	$139,862
Executive Vice President	2008	$362,818	—	—	—	$21,511	$384,329
	2007	$358,500	$85,000	—	—	$22,872	$466,172

(1)	No bonuses were paid for fiscal year 2008 performance as the fiscal year 2008 financial results were negatively affected by an indirect rate variance, which eroded the accrual for bonuses and also contributed to lower than anticipated margins.

(2)	The amounts in these columns represent the expense recognized in connection with unvested awards for the fiscal year ended September 30, 2009 and in prior years in accordance with ASC Section 718 — Compensation — Stock Compensation. Assumptions used in the calculation of these expenses are described in Note 1 to our audited financial statements for the fiscal year ended September 30, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 4, 2009. Unlike the amounts reflected in the audited financial statements, these amounts do not reflect an estimated forfeiture rate of such awards as it is assumed that the employee will remain with the Company for the duration of the vesting period of the award.

(3)	Represents contributions to the 401(k) Plan in the forms of matching and safe harbor amounts. Also includes imputed income from group term life insurance and payments under the Company’s broad-based medical reimbursement plan.

(4)	Effective January 11, 2009, Victor F. Sellier retired from his position as Executive Vice President of Argon ST, but remains on the Board of Directors.

Grant of Plan-Based Awards Table
     The following table sets forth information regarding options and stock awards granted to our Named Executive Officers during fiscal 2009.

		All Other Stock Awards: Number	All Other Option Awards: Number of	Exercise or	Grant Date Fair Value
		of Shares of	Securities	Base Price	of Stock
		Stock or Stock	Underlying	of Awards	and Option
Name of Executive	Grant Date	Units (#)	Options (#)	($/Sh)	Awards ($)
Terry L. Collins	12/9/2008	—	12,000	$20.26	$73,048
	12/9/2008	10,000	—	—	$184,200

Kerry M. Rowe	12/9/2008	—	12,000	$18.42	$78,731
	12/9/2008	10,000	—	—	$184,200
	1/20/2009	5,000	—	—	$87,300

Aaron N. Daniels	12/9/2008	—	12,000	$18.42	$78,731
	12/9/2008	8,000	—	—	$147,360

Victor F. Sellier	—	—	—	—	—
Outstanding Equity Awards
     The following table sets forth information regarding the outstanding stock options and awards held, as of September 30, 2009, by each of the Named Executive Officers.

		Option Awards				Stock Awards
		Number of Shares Underlying Unexercised	Number of Shares Underlying Unexercised	Option	Option	Number of Shares or Units of Stock	Market Value of Shares or Units of Stock That
		Options (#)	Options (#)	Exercise	Expiration	That Have	Have Not Vested
Name of Executive	Grant Date	Exercisable	Unexercisable	Price ($)	Date	Not Vested (#)	($)
Terry L. Collins	12/9/2008	—	12,000	$20.26	12/9/2018	—	—
	12/9/2008	—	—	—	—	10,000	$190,500

Kerry M. Rowe	12/11/2002	24,000	48,000	$4.105	12/11/2012	—	—
	2/17/2004	400	—	$5.685	2/17/2014	—	—
	12/13/2006	7,142	17,858	$21.390	12/13/2016	—	—
	12/5/2007	—	—	—	—	15,000	$285,750
	12/9/2008	—	12,000	$18.42	12/9/2018	—	—
	12/9/2008	—	—	—	—	10,000	$190,500
	1/20/2009	—	—	—	—	5,000	$95,250

Aaron N. Daniels	8/14/2006	15,000	10,000	$21.00	8/14/2016	—	—
	12/5/2007	—	—	—	—	24,000	$457,500
	12/9/2008	—	12,000	$18.42	12/9/2018	—	—
	12/9/2008	—	—	—	—	8,000	$152,400

Victor F. Sellier	—	—	—	—	—	—	—

Stock Option Exercises and Restricted Stock Vesting
     The following table provides information on stock option exercises and stock award vesting by a Named Executive Officer during the fiscal year 2009.

Stock Awards
	Number of Shares	Value Realized at vest
Name of Executive	Acquired at vest (#)	($)
Terry L. Collins	—	—
Kerry M. Rowe	—	—
Aaron N. Daniels	10,000	$176,220
Victor F. Sellier	—	—
Termination and Change of Control Arrangements
     The 2002 Plan provides that in the event of a “change in control” (as described below) (a) all outstanding stock options issued under the 2002 Plan will become fully vested and exercisable, (b) all stock awards will become fully vested, and (c) performance units may be paid out in such manner and amounts as determined by the Compensation/Stock Option Committee. For purposes of the 2002 Plan, a change in control will generally be deemed to have occurred if (i) with certain limited exceptions, any person becomes the beneficial owner of 40 percent or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company’s stockholders approve a merger or consolidation of the Company other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50 percent of the combined voting power of the voting securities of the surviving entity, or (B) a merger or consolidation effected to implement a recapitalization in which no person acquires more than 15 percent of the Company’s then outstanding securities having the right to vote for the election of directors; (iii) the Company’s stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets; or (iv) during any 24-month period, the majority of the membership of the Board changes without the approval of two-thirds of the directors who were either directors at the beginning of the period or whose election was previously so approved.
     The 2008 Plan provides that in the event of a “change of control” (as described below) the Compensation/Stock Option Committee or such other committee designated by the Board, may, in its sole discretion, accelerate the vesting and exercise rights of any or all outstanding options, Stock Appreciation Rights (SARs), and shares acquired upon the exercise of such options and SARs. The Compensation/Stock Option Committee will determine, in its sole discretion, any conditions for such acceleration, and may also include, in its sole discretion, provisions for change of control acceleration in any award agreement. Any acquirer may also substitute its own options or SARs, or continue the existing options or SARs. If the acquirer does not do so, any rights unexercised at the time of the change of control terminate. The Compensation/Stock Option Committee may also decide that any outstanding option or SAR will be cancelled in exchange for payment in cash, stock or other property. The Compensation/Stock Option Committee may provide in any award agreement evidencing a stock award that, in the event of a change in control, the lapsing of the restriction period shall be accelerated effective immediately prior to the consummation of the change in control to such extent as specified in such award agreement. Similarly, the Compensation/Stock Option Committee may provide in any award agreement evidencing a restricted stock unit award that, in the event of a change in control, the restricted stock unit award shall become vested and settled effective as of the date of the change in control. The Compensation/Stock Option Committee may, in its discretion, provide in any award agreement evidencing a performance award that, in the event of a change in control, the performance award will become vested and payable effective as of the date of the change in control. Finally, the unexercisable or unvested portion of each outstanding nonemployee director award and any shares acquired pursuant thereto will be immediately exercisable and vested in full as of the date ten (10) days prior to the date of the change in control but conditioned upon the consummation of the change in control.

     For purposes of the 2008 Plan, unless otherwise defined with respect to an award by an award agreement or by a written contract of employment or service, “change of control” is the occurrence of any of the following: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (1) a trustee or other fiduciary holding stock of the Company under an employee benefit plan of a “Participating Company” (as defined in the Plan) or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of stock of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding voting stock; or (ii) an “Ownership Change Event” (as defined in the Plan) or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event, the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or (iii) a liquidation or dissolution of the Company. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
     On December 16, 2008, the Compensation/Stock Option Committee voted to include in all award agreements for stock awards issued in fiscal year 2008 and fiscal year 2009 a provision that vesting will accelerate to one hundred percent upon a Change in Control as defined in the 2008 Plan. On November 30, 2009, the Compensation/Stock Option Committee voted to include the same provision in award agreements issued in fiscal year 2010.
     The following table sets forth information with respect to compensation to the executives pursuant to the Change in Control agreements executed in January 2009; the 2002 Plan; and the 2008 Plan, upon a Change in Control:

	Cash	Equity
Name	Payment(1)	Acceleration(2)	Benefits(3)
Terry L. Collins	$948,064	$190,500	$9,787
Kerry M. Rowe	$763,152	$1,301,766	$9,787
Aaron N. Daniels	$632,528	$617,160	$9,787
Victor F. Sellier(4)	—	—	—

(1)	Cash payment equals the executive’s annual salary as of September 30, 2009 multiplied by two.

(2)	The calculated amount assumes a change of control had occurred on the last trading day of fiscal 2009, and using $19.05 as the closing price of our common stock on last trading day of fiscal 2009, September 30, 2009.

(3)	Reflects the present value of premiums for 18 months for the life insurance, disability, medical, dental and hospitalization coverage and benefits. Amounts are based on the premiums in effect at September 30, 2009 and include tax reimbursement at a marginal tax rate of 40%.

(4)	Effective January 11, 2009, Victor F. Sellier retired from his position as Executive Vice President of Argon ST, but remains on the Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION
     Set forth below is information as of September 30, 2009 regarding our equity compensation plans.

	Number of	Weighted
	securities to be of	average
	issued upon	exercise price	Number of
	exercise of	of outstanding	securities
	outstanding	options,	remaining
	options, warrants	warrants and	available for
Plan category	and rights	rights	future issuance
Equity compensation plans approved by security holders	1,595,198	$16.68	1,795,897

Equity compensation plans not approved by security holders (1)	506,337	8.67	—

Total	2,101,535	$14.75	1,795,897

(1)	Consists entirely of shares of common stock issuable upon exercise of options under the Argon Engineering Associates, Inc. Stock Plan.
     The Argon Engineering Associates, Inc. Stock Plan provided for the issuance of incentive and non-statutory stock options and restricted stock to eligible employees of Argon Engineering and its affiliates. As a result of the merger of Argon Engineering and Sensytech, each outstanding option to purchase Argon Engineering common stock under the Plan was converted into an option to purchase our common stock, with the number of shares able to be purchased and the exercise price adjusted in accordance with the merger exchange ratio. The Plan was frozen as of September 29, 2004 and no additional awards have been or will be granted under the Plan subsequent to that date.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). They are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on our review of Forms 3, 4 and 5 furnished to the Company with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed by the Reporting Persons during the fiscal year ended September 30, 2009.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On September 30, 2009, in the ordinary course of the Company’s business operations, the Company was awarded a $475,000 contract to develop a technology related to global positioning for Strata Products Worldwide, LLC. Strata Products Worldwide, LLC designs and manufactures emergency refuge chambers and innovative underground mining roof support products and provides mine construction services to underground mining operations. S. Kent Rockwell, Vice President of our Board of Directors owns approximately 57% of the voting interests of Strata Products Worldwide, LLC. The economic characteristics and the Company’s expected profit on the program are consistent with similar business arrangements that the Company maintains with its other customers.
     There are no other relationships or transactions required to be disclosed under 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2010. Grant Thornton has been the Company’s independent registered public accounting firm since 2004.
     The stockholders are being asked to ratify the selection of Grant Thornton as the Company’s independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Ratification of the selection of Grant Thornton will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.
     The Company has been advised by Grant Thornton that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accountant firms and their clients during the last fiscal year. A representative of Grant Thornton, LLP is expected to be present at the Annual Meeting.
Independent Registered Public Accounting Firm’s Fees
     The following is a summary of the fees billed to the Company by Grant Thornton for professional services rendered for the fiscal years ended September 30, 2009 and 2008.

Fee Category	Fiscal 2009	Fiscal 2008
Audit fees	$627,000	$774,000
Audit-related fees	$29,000	$48,000
Tax fees	—	—
All other fees	—	—

Total fees	$656,000	$822,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements and includes fees related to the audit of internal controls over financial reporting under Section 404 of the Sarbanes Oxley Act of 2002. The audit fees for fiscal year 2008 includes fees of $8,000 for services rendered during such fiscal year related to the filing of the Company’s registration statement on Form S-8 with respect to the stockholders’ February 2008 approval of the Argon ST, Inc. 2008 Equity Plan.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits.
Pre-Approval Policies and Procedures
     The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
     From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the relevant fiscal year. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
     The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next Audit Committee meeting.
The Board of Directors recommends a vote FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010.
GENERAL
     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.
FORM 10-K
     The Company will mail, without charge, a copy of its Annual Report on Form 10-K to any stockholder who so requests. If you wish to receive a copy of the Form 10-K, please use one of the following options:
•	By internet — www.proxyvote.com

•	By telephone — 1-800-579-1639

•	By email — sendmaterial@proxyvote.com
STOCKHOLDER COMMUNICATIONS
     The Company has a process for stockholders who wish to communicate with the Board of Directors. Stockholders who wish to communicate with the Board may write to it at the Company’s address given above. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications. The screening procedures have been approved by a majority of the independent Directors of the Board.

STOCKHOLDER PROPOSALS FOR YEAR 2011 ANNUAL MEETING
     Any stockholder who intends to present a proposal at the Company’s 2011 Annual Meeting of Stockholders must send the proposal to the Secretary, Argon ST, Inc., 12701 Fair Lakes Circle, Suite 800, Fairfax, Virginia 22033.
     If the stockholder intends to present the proposal at the Company’s 2011 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal:
•	must be received by the Company no later than September 16, 2010; and

•	must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.
     The Company is not obligated to include any stockholder proposal in its proxy materials for the 2011 annual meeting if the proposal is received after the September 16, 2010 deadline.
     If a stockholder wishes to submit a proposal at the 2011 annual meeting but not have the proposal included in the Company’s proxy materials for the 2011 annual meeting, the proposal:
•	must be received by the Company no later than September 16, 2010;

•	must comply with the requirements of the Company’s bylaws, including section 2.14 of such bylaws; and

•	must present a proper matter for stockholder action under the Delaware General Corporation Law.

By Order of the Board of Directors
/s/ Sharon M. Owlett
Sharon M. Owlett
Secretary

PROXY	PROXY
2010 ANNUAL STOCKHOLDERS’ MEETING
ARGON ST, INC.
The 2009 Annual Meeting of Stockholders of Argon ST, Inc. (the “Company”) will be held at the main office of Argon ST, Inc., 12701 Fair Lakes Circle, Fairfax, Virginia, on Tuesday, February 23, 2010, at 10:00 a.m., local time. The undersigned hereby constitutes and appoints Joseph T. Houston and Sherry L. Buss, or either of them, with power of substitution, as attorneys and proxies to appear and vote, as designated below, all of the shares of Common Stock of Argon ST, Inc. that the undersigned is (are) entitled to vote at the 2010 Annual Meeting and at any adjournments thereof, upon the following matters which are being proposed by the Company:
1.	Election of Directors. For the election as directors of all nominees listed below: ☐

Terry L. Collins	Victor F. Sellier	Peter A. Marino	Maureen Baginski
S. Kent Rockwell	Thomas E. Murdock	David C. Karlgaard	Delores M. Etter
John Irvin	Lloyd A. Semple	Robert McCashin
Withhold authority for the following:

☐ Terry L. Collins	☐ Victor F. Sellier	☐ Peter A. Marino	☐ Maureen Baginski
☐ S. Kent Rockwell	☐ Thomas E. Murdock	☐ David C. Karlgaard	☐ Delores M. Etter
☐ John Irvin	☐ Lloyd A. Semple	☐ Robert McCashin
Withhold authority for all nominees: [  ]
2.	To ratify the Audit Committee’s selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. IN THEIR DIRECTION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT DATED JANUARY 14, 2010 IS UNABLE TO SERVE OR, FOR GOOD CAUSE, WILL NOT SERVE.
I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated January 14, 2010, and the 2009 Annual Report to Stockholders and ratify all that the proxy holders, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof, and I (we) hereby revoke all former proxies.

Signature	Date

Signature	Date

NOTE: Please sign exactly as name(s) appear(s) on stock records. When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.

Comments/Address Changes:
I/We plan to attend the Annual Meeting
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARGON ST, INC.